As filed with the Securities and Exchange Commission on December 21, 2012

Registration No. 333-_____

_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUDSON VALLEY HOLDING CORP.
(Exact name of registrant as specified in its charter)
------------------------
New York	13-3148745
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

21 Scarsdale Road
Yonkers, New York 10707
 (973) 305-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____

Stephen R. Brown, President and Chief Executive Officer
21 Scarsdale Road
Yonkers, New York 10707
(914) 961-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

_____

Copies to:
Michael T. Rave, Esq.
Day Pitney LLP
One Jefferson Road
Parsippany, New Jersey 07054
(973) 966-8123

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer ☐    Accelerated Filer ☒    Non-Accelerated Filer ☐    Smaller Reporting Company ☐

_____

CALCULATION OF REGISTRATION FEE

_____

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.10 per share	1,000,000	15.37	15,370,000	$2,096.47

(1)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also includes such additional shares of common stock by reason of any stock dividend, stock split or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the common stock as reported on The New York Stock Exchange on December 19, 2012.

PROSPECTUS

HUDSON VALLEY HOLDING CORP.

DIVIDEND REINVESTMENT PLAN

1,000,000 Shares of Common Stock Par Value $0.10 Per Share

This prospectus relates to 1,000,000 shares of common stock, par value $0.10 per share, of Hudson Valley Holding Corp., a New York corporation, which may be offered pursuant to the terms of the Hudson Valley Holding Corp. Dividend Reinvestment Plan (the “Plan”).

The Plan provides participants with a convenient and economical method for investing cash dividends paid on our common stock in additional shares of our common stock without payment of broker fees. This prospectus describes and constitutes our Dividend Reinvestment Plan.

Shares of common stock offered and sold under the Plan will be (i) purchased on the open market, (ii) purchased directly from Hudson Valley Holding Corp. from authorized but unissued shares or (iii) purchased directly from Hudson Valley Holding Corp. from treasury shares.

You may enroll in the Dividend Reinvestment Plan by completing the enclosed enrollment card and returning it to the plan administrator. We have appointed our stock transfer agent, Registrar and Transfer Company, to serve as the plan administrator.

Shares of our common stock are traded on the NYSE under the symbol "HVB." On December 19, 2012, the closing price of our common stock was $15.40.

We have registered 1,000,000 shares of our common stock for sale under the Plan.

Investing in our common stock involves risks. See Risk Factors on page 4.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is December 21, 2012.

You should keep this prospectus for future reference.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
INCORPORATION OF DOCUMENTS BY REFERENCE	1
WHERE YOU CAN FIND MORE INFORMATION	2
FORWARD-LOOKING STATEMENTS	2
HUDSON VALLEY HOLDING CORP.	4
RISK FACTORS	4
DESCRIPTION OF THE PLAN	5
USE OF PROCEEDS	12
LEGAL MATTERS	12
EXPERTS	12

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The Plan is not available to any person to whom we may not legally offer it. The date of this prospectus is December 21, 2012.  You should not assume that the information in this prospectus is still accurate as of any later date.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission relating to the offer and sale of shares of our common stock for the accounts of participants in our Dividend Reinvestment Plan. This prospectus provides you with the terms of the Plan. The registration statement can be read at the Securities and Exchange Commission Web site or at the Securities and Exchange Commission offices mentioned under the heading "Where You Can Find More Information."

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "we," "us," "our" or similar references mean Hudson Valley Holding Corp. and its subsidiaries.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed with the SEC a Registration Statement on Form S-3 that registers the shares of our common stock being offered pursuant to this prospectus. This prospectus is part of that Registration Statement. The Registration Statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this prospectus.

The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document.

The following documents, which we filed with the SEC (File No. 0000722256), are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2011;
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2012; and
•
Current Reports on Form 8-K filed on February 1, April 3, April 25, April 27, May 11, May 21, June 5, August 1, August 10, September 5, September 7, October 24, November 9, December 7 and December 13, and a Form 8-K/A filed on June 5, 2012 (in each case other than those portions furnished under Item 2.02, 7.01 or 8.01 of Form 8-K).

We also incorporate by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the Plan; provided, however, that we are not incorporating any information deemed furnished and not filed in any Current Report on Form 8-K. Any statement in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to the documents unless the exhibits are specifically incorporated in this prospectus by reference). Your request should be directed to the Corporate Secretary, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707 (914-961-6100).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. Our public filings are also available on the Internet site maintained by the SEC (www.sec.gov).

FORWARD-LOOKING STATEMENTS

Hudson Valley Holding Corp. makes forward-looking statements in this prospectus and the documents incorporated into it by reference. We caution that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2011 include, but are not limited to, statements regarding:

•
our ability to comply with the formal agreement entered into with the Office of the Comptroller of the Currency (the “OCC”) and any additional restrictions placed on us as a result of future regulatory exams or changes in regulatory policy implemented by the OCC or other bank regulators;

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions;

•
the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the Department of Labor (the “DOL”) and the possibility that our management’s attention will be diverted to the SEC and DOL investigations and settlement discussions and we will incur further costs and legal expenses;

•	the adverse affects on the business of A.R. Schmeidler & Co., Inc. and our trust department arising from a settlement with the SEC and DOL investigations;
•
our inability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment, Federal Reserve Board guidance, our Bank’s capital plan and other regulatory requirements applicable to Hudson Valley or Hudson Valley Bank;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;
•	further increases in our non-performing loans and allowance for loan losses;
•	ineffectiveness in managing our commercial real estate portfolio;
•	lower than expected future performance of our investment portfolio;
•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;
•
continued poor economic conditions generally and in our market area in particular, which may adversely affect the  ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•
the possible adverse effects that unprecedented damage in the Company’s primary market area, which resulted from the recent storm, may have on the operations of the Company and its service providers, or on the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;
•	possible impairment of our goodwill and other intangible assets;
•	our inability to manage interest rate risk;
•	increased expenses and burdens resulting from the regulatory environment in which we operate and our inability to comply with existing and future regulatory requirements;
•
our inability to maintain regulatory capital above the minimum levels Hudson Valley Bank has set as its minimum capital levels in its capital plan provided to the OCC, or such higher capital levels as may be required; proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;
•	potential liabilities under federal and state environmental laws;
•	regulatory limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

Hudson Valley does not undertake to update or revise any of its forward-looking statements even if experience shows that the indicated results or events will not be realized.

HUDSON VALLEY HOLDING CORP.

Hudson Valley Holding Corp. (the “Company”) is a New York corporation founded in 1982. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956. Our common stock is listed on the NYSE under the symbol "HVB." Our main office is located at 21 Scarsdale Road, Yonkers, New York 10707 and our telephone number is (914) 961-6100.

The Company provides financial services through its wholly-owned subsidiary, Hudson Valley Bank, N.A. (“HVB” or “the Bank”), a national banking association established in 1972, with operational headquarters in Westchester County, New York. The Bank operates 36 branches in located in Westchester County, Rockland County, Kings County, the Bronx, Manhattan and Brooklyn in New York, and Fairfield County and New Haven County in Connecticut.  The Company provides investment management services through a wholly-owned subsidiary of HVB, A.R. Schmeidler & Co., Inc. (“ARS”), a Manhattan, New York based money management firm.

We derive substantially all of our revenue and income from providing banking and related services to businesses, professionals, municipalities, not-for-profit organizations and individuals within our market area, primarily Westchester County and Rockland County, New York, portions of New York City, Fairfield County and New Haven County, Connecticut. The Bank's primary deposit products are demand deposit accounts and certificates of deposit. Its primary lending products are real estate and commercial loans.

Our principal customers are businesses, professionals, municipalities, not-for-profit organizations and individuals. We are dedicated to providing personalized service to customers and focusing on products and services for selected segments of the market. We believe that our ability to attract and retain customers is due primarily to our focused approach to our markets, our personalized and professional services, our product offerings, our experienced staff, our knowledge of our local markets and our ability to provide responsive solutions to customer needs. We provide these products and services to a diverse range of customers and do not rely on a single large depositor for a significant percentage of deposits. We anticipate that we will continue to expand in our current market and surrounding area through various means which include acquiring other banks and related businesses, adding staff, opening loan production offices and continuing to open new branch offices.

RISK FACTORS

There are risks and uncertainties involved with an investment in shares of our common stock. See the "Risk Factors" sections of our annual reports on Form 10-K or 10-K and quarterly reports on Form 10-Q, which we file with the Securities and Exchange Commission (the “SEC”) and incorporate by reference into this prospectus, for a discussion of the factors that should be considered in connection with such an investment.

DESCRIPTION OF THE PLAN

This Dividend Reinvestment Plan (the “Plan”) was adopted by our Board of Directors on December 18, 2012. The Plan will be in effect until amended, altered or terminated. We have reserved 1,000,000 shares of our common stock for issuance and sale under the Plan pursuant to this prospectus. The Plan is set forth below as a series of questions and answers explaining its significant aspects.

PURPOSE AND ADVANTAGES

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a convenient economical method of reinvesting cash dividends paid on shares of our common stock without payment of brokerage commissions.  In addition, the Plan provides us with a source of funds when the shares bought by Registrar and Transfer Company for participants are bought directly from us.

2.	What are the advantages of the Plan?

The Plan provides participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of our common stock in additional shares of our common stock (see Question 12). In addition, the Plan provides the following advantages:

•
All cash dividends paid on all or a portion of a participant’s shares can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, also will be reinvested in additional shares, which will be credited to Plan accounts.

•	Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify participants' record keeping.

•
The Plan Administrator provides for the record keeping of book-entry shares credited to each Plan account. In addition, because the plan provides for the purchase of fractions of shares and for reinvestment of dividends on fractional, as well as whole shares, participants obtain full investment use of funds. The regular statement of account furnished to participants (see Question 15) facilitates simplified record keeping. Participants are also able to sell their book-entry shares through the plan, without having to have a brokerage account of their own, although they will still incur sales charges (see Question 18).

PLAN ADMNISTRATION

3.	Who administers the Plan for participants?

Registrar and Transfer Company, our stock transfer agent (hereinafter referred to as the "Plan Administrator"), administers the Plan for participants by maintaining records, sending account statements to participants and performing other duties relating to the Plan. Shares of common stock purchased under the Plan are registered in the name of the Plan Administrator's nominee and are credited to the accounts of the participants in the Plan. The Plan Administrator acts in the capacity as agent for participants in the Plan. We may replace the Plan Administrator at any time within our sale discretion.

The Plan Administrator can be contacted at Registrar and Transfer Company, 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn: Dividend Reinvestment Department, online at www.rtco.com. or by calling (800) 368-5948.

PARTICIPATION

4.	Who is eligible to participate?

All holders of record of at least 100 shares of common stock of Hudson Valley Holding Corp. are eligible to participate in the Plan. Beneficial owners of shares of common stock whose shares are registered in names other than their own may participate by requesting their broker or nominee to transfer their shares into their own name or requesting that the broker or nominee enroll in the Plan on their behalf. If a beneficial owner chooses the latter, such shareholder will not have an account administered by the Plan Administrator, but must instead deal with the broker or nominee. The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant's shares of common stock of Hudson Valley Holding Corp. Shareholders who reside in jurisdictions in which it is unlawful for a shareholder to participate in the Plan are not eligible to participate in the Plan.

5.	How does an eligible shareholder participate?

To participate in the Plan, a shareholder of record must complete an Authorization Form and return it to the Plan Administrator.  An Authorization Form is included with the Plan mailing, or additional copies may be obtained at any time by written request to Registrar and Transfer Company, 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn: Dividend Reinvestment Department, online at www.rtco.com, or by calling (800) 368-5948.

6.	When may an eligible shareholder join the Plan?

An eligible shareholder of record may enroll in the Plan at any time. If the Authorization Form is received by the Plan Administrator no fewer than five (5) business days before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of Hudson Valley Holding Corp. common stock, such reinvestment of dividends will begin with that dividend payment. Please note that the Plan does not represent any change in our dividend policy or a guarantee of the payment of any future dividends.

7.	What does the Authorization Form provide?

The Authorization Form allows you to indicate if you wish to participate in the Plan with:

•
Full Dividend Reinvestment which directs us to pay the Plan Administrator for reinvestment in accordance with the Plan all the cash dividends on all of the shares of our common stock then or subsequently owned by participants in accordance with the Plan.

•
Partial Dividend Reinvestment which directs us to pay the Plan Administrator for reinvestment in accordance with the Plan  cash dividends on a portion of the shares (at least 100 shares) of our common stock then or subsequently owned by participants in accordance with the Plan.

8.	May a shareholder have dividends reinvested under the Plan with respect to less than all of the shares of common stock registered in that shareholder's name?

Yes. Participants may only have dividends reinvested with respect to all or a portion of the shares (75%, 50%, or any other percentage of at least 10%) (at least 100 shares) of our common stock registered in that shareholder's name.

PURCHASES

9.	How will purchases be made?

Shares of common stock of Hudson Valley Holding Corp. needed to fund the Plan may be:

(i)	acquired by the Plan Administrator on the open market;
(ii)	issued directly by Hudson Valley Holding Corp. from authorized but unissued shares;
(iii)	issued directly by Hudson Valley Holding Corp. from treasury shares; or
(iv)	through a combination of (i) through (iii), above.

Open market purchases under the Plan will be made during each calendar quarter on each "Investment Date," which will be the first business day following a dividend payment date or as soon as practicable thereafter. Purchases of shares of common stock will be made at the direction of the Plan Administrator or its selected broker/dealer. Such purchases will be made in accordance with applicable state and federal securities laws and regulations. No interest or earnings will be paid by the Plan Administrator on dividend payments pending their investment in shares of Hudson Valley Holding Corp. common stock.

To the extent we fund the Plan with shares of our common stock issued directly by us from authorized but unissued shares or treasury shares, the dividends payable to participants will be retained by us as consideration for such shares.   In the event applicable law or the closing of the securities markets requires temporary curtailment or suspension of open market purchases of the shares of Hudson Valley Holding Corp. common stock, the Plan Administrator is not accountable for its inability to make purchases at such time. If shares of Hudson Valley Holding Corp. common stock are not available for purchase for a period longer than 30 days from the prior dividend payment date, the Plan Administrator will promptly mail to each participant a check in the amount of any unapplied funds in the participant's account.

10.	How many shares of common stock will be purchased for participants?

The number of shares that will be purchased for each participant on any dividend payment date will depend on the amount of the cash dividend and the purchase price of the shares of Hudson Valley Holding Corp. common stock. Each participant's account will be credited with that number of shares (including fractional shares computed to four (4) decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to four (4) decimal places).

11.	What will be the price of shares of common stock purchased under the Plan?

In making purchases of shares of Hudson Valley Holding Corp. common stock for a participant's account associated with each Investment Date, the Plan Administrator will commingle the participant's funds with those of other participants under the plan. With respect to shares purchased on the open market, the price of shares of Hudson Valley Holding Corp. common stock purchased for participants under the Plan with reinvested dividends on their shares of common stock for each Investment Date will be equal to the average price of all shares of the common stock purchased on the Investment Date by the Plan Administrator on behalf of the Plan. With respect to shares purchased directly from Hudson Valley Holding Corp. the price of such shares will be the closing price of shares of common stock of Hudson Valley Holding Corp. as quoted by the NYSE as of the close of business on the business day immediately preceding the applicable Investment Date. The Plan Administrator shall have no responsibility with respect to the market value of the shares of Hudson Valley Holding Corp. common stock acquired under the Plan for Participant Accounts. Hudson Valley Holding Corp. will bear all costs of administering the Plan, except as described under Question 14 below.

12.	How are dividends on shares purchased through the Plan applied?

The purpose of the Plan is to provide the participant with a convenient method of purchasing shares of common stock and to have the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of common stock unless and until the participant elects in writing to terminate participation in the Plan.

13.	Can I make optional cash payments to buy additional shares?

No. This feature is not available at this time.

COST TO PARTICIPANTS

14.	Are there any expenses to participants in connection with purchases under the Plan?

No. Participants will make purchases of shares of common stock under the Plan without the payment of brokerage commissions, and we will pay all fees in connection with purchases of shares of Hudson Valley Holding Corp. common stock under the Plan, except for costs associated with the actual purchase price of the shares of common stock purchased on the Investment Date. There are no service charges to participants in connection with purchases of shares of common stock under the Plan. All costs of administration of the Plan are paid by us.

However, there will be a $10 fee if a participant requests to withdraw from the Plan. A certificate will be issued for all whole shares and a check will be issued for the cash payment to be made for any fraction of a share. In addition, if a participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the Plan, the participant will pay the applicable brokerage commission associated with the sale of such shares, any required transfer tax, and applicable service charges. There is also a $15 fee to sell shares under the Plan (see Question 20 below).

REPORTS TO PARTICIPANTS

15.	How will participants be advised of their purchases of shares of common stock?

As soon as practicable after each purchase, each participant will receive a statement of account from the Plan Administrator. The statement will set forth the amount of the most recent reinvestment, the number of shares purchased, the price per share, and the total number of shares held in the participant’s accounts.  These statements are the participant's continuing record of the purchase price of the shares of Hudson Valley Holding Corp. common stock acquired and the number of shares acquired, and should be retained for tax purposes. Participants also will receive, from time to time, communications sent to all record holders of the shares of Hudson Valley Holding Corp. common stock.

DIVIDENDS

16.	Will participants be credited with dividends on shares held in their account under the Plan?

Yes. The participant's account will be credited with dividends paid on whole shares and fractional shares credited to the participant's account. The Plan Administrator will automatically reinvest the cash dividends received for the purchase of additional shares of Hudson Valley Holding Corp. common stock.

STOCK CERTIFICATES

17.	Will stock certificates be issued for shares of common stock purchased?

Shares purchased under the plan are credited in book entry form to the participant’s account. The total number of shares, including fractional shares  registered to a participant in the name in which the plan account is maintained are shown on the quarterly account statement, whether those shares are represented by certificates or are held in book entry.

Fractional shares will be settled in cash. Cash settlement of fractional shares is based on the purchase price for newly-issued or treasury stock under the plan.

SALE OF SHARES FROM THE PLAN

18.	How does a participant sell shares from the Plan?

A participant may request that any or all of the shares credited to his or her account be sold by the Plan Administrator. If such sale is requested, the sale will be made for the account of the participant by the Plan Administrator's broker within ten business days after receipt of the request at the prevailing market price at the time of such sale. Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax. The signature on any request for sales of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents' Medallion Program. Because the Plan Administrator will sell the shares on behalf of the Plan, neither Hudson Valley Holding Corp. nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of Hudson Valley Holding Corp. common stock. Accordingly, if you send in a request to sell shares, it is possible that the market price of Hudson Valley Holding Corp. common stock could go down or up before the broker sells your shares.

WITHDRAWAL FROM THE PLAN

19.	How does a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time by sending a written withdrawal notice to the Plan Administrator and including payment of the $10 termination fee. Notice received after a particular dividend record date will be effective following the payment date of such dividend (see Question 5 for the full name and address of the Plan Administrator). When a participant withdraws from the Plan or upon termination of the Plan by Hudson Valley Holding Corp. certificates for whole shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share (see Question 17).

Upon withdrawal from the Plan, the participant also may request that all of the shares credited to his or her account be sold by the Plan Administrator. If such sale is requested, the sale will be made for the account of the participant by the Plan Administrator's broker within ten business days after receipt of the request at the prevailing market price at the time of such sale. Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax. The signature on any request for sales of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents' Medallion Program.

20.	What happens to a fraction of a share when a participant withdraws from the Plan?

When a participant withdraws from the Plan, a cash adjustment representing the value of any fraction of a share then credited to the participant's account will be mailed directly to the participant. The cash adjustment will be based on the closing price of the shares of common stock on the date on which the termination is processed by the Plan Administrator. In no case will certificates representing a fractional share interest be issued.

OTHER INFORMATION

21.	What happens when a participant's record ownership of shares of common stock is less than 100 shares as of a dividend record date?

If a participant disposes of shares of common stock registered in his or her name (including shares credited to his or her account under the Plan) so that the total number of shares held under the Plan in the name of the participant is less than 100 shares, the Plan Administrator will discontinue the reinvestment of cash dividends on the shares credited to the participant's account under the Plan, or otherwise, until such participant's record ownership of shares increases to at least 100 shares in the aggregate. All applicable dividends will be paid in the form of cash until such participant's stock ownership under the Plan increases to at least 100 shares. If following a disposition of stock, a participant's aggregate record ownership of the shares of common stock contains less than 100 shares of common stock, then at our election, a cash payment will be made for any fractional shares, any uninvested cash balance in the account will be paid to the participant, and the account will be terminated.

22.	What happens if Hudson Valley Holding Corp. issues a stock dividend, declares a stock split or makes a rights offering?

Any shares representing stock dividends or stock splits distributed by Hudson Valley Holding Corp. on shares credited to the account of a participant under the Plan will be added to the participant's account. Shares representing stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to such participant in the same manner as to shareholders who are not participating in the Plan. In the event Hudson Valley Holding Corp. makes a rights offering of any of its securities to holders of common stock, participants in the Plan will be notified by Hudson Valley Holding Corp. in advance of the commencement of the offering. Participants should instruct the Plan Administrator to transfer whole plan shares into their own names prior to the record date for such offering if they wish to exercise such rights. If no such instructions are received by the Plan Administrator prior to such record date, then such rights shall terminate with respect to both the participant and the Plan Administrator.

23.	How will a participant's shares held under the Plan be voted at meetings of shareholders?

Shares credited to the account of a participant under the Plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the shareholder with respect to his or her other shares in Hudson Valley Holding Corp. and may be voted by such holder pursuant to such proxy. The Plan Administrator will forward any proxy solicitation materials relating to the shares of common stock held by the Plan to the participating shareholder. Where no instructions are received from a participant with respect to a participant's shares held under the Plan, or otherwise, such shares shall not be voted unless the participant votes such shares in person.

24.	What are the income tax consequences of participation in the Plan?

In general, a participant in the Plan has the same Federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of shares of common stock who elect to receive cash dividends directly. A participant is treated for income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of the shares of common stock credited to his or her account under the Plan, even though that amount was not actually received by the participant in cash, but, instead, was applied to the purchase of additional shares for his or her account. In addition, any brokerage commissions and service charges paid by Hudson Valley Holding Corp. on behalf of the participant are deemed to constitute dividend income by the Internal Revenue Service. Such amounts, if any, will be included on any annual information return filed with the Internal Revenue Service, a copy of which will be sent to the participant.

The cost basis of each share of common stock credited to a participant's account pursuant to the dividend reinvestment aspect of the Plan is the fair market value of the shares of Hudson Valley Holding Corp. common stock on the Investment Date, and the holding period for such shares begins on the day following the Investment Date. The receipt by a participant of certificates representing whole shares previously credited to his or her account under the Plan upon withdrawal from the Plan or pursuant to the request of the participant will not result in the recognition of taxable income. A participant will recognize a gain or loss when shares are sold on behalf of the participant upon withdrawal from the Plan or when the participant sells shares after the participant's withdrawal from the Plan. All participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale by them of shares purchased pursuant to the Plan.

25.	What are the responsibilities of Hudson Valley Holding Corp. under the Plan?

Hudson Valley Holding Corp. and the Plan Administrator, in administering the Plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death or judicially declared incompetence or with respect to the prices at which shares are purchased for the participant's account, and the times when such purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of shares of common stock made under the Plan on behalf of the participant. Hudson Valley Holding Corp. shall interpret the Plan; all such interpretations and determinations made by us shall be conclusive. The terms and conditions of the Plan, the Authorization Form, the Plan's operation, and a Participant's account will be governed by the laws of the State of New York and the Rules and Regulations of the Securities and Exchange Commission. The terms of the Plan and the Authorization Form cannot be changed by oral agreement.

26.	Who bears the risk of market price fluctuations in the shares of common stock?

A participant's investment in shares acquired under the Plan is no different from direct investment in shares of common stock of Hudson Valley Holding Corp. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise. Neither Hudson Valley Holding Corp. nor the Plan Administrator makes any representations with respect to the future value of the shares of Hudson Valley Holding Corp. common stock purchased under the Plan. The participant should recognize that Hudson Valley Holding Corp., the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the shares of Hudson Valley Holding Corp. common stock purchased or sold under the Plan. The shares of common stock purchased in accordance with the Plan do not constitute savings accounts or deposits issued by a savings institution or bank and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

27.	May the Plan be changed or discontinued?

The Plan may be amended, suspended, modified or terminated at any time by our Board of Directors without the approval of the participants. Thirty (30) calendar days notice of any suspension, termination or amendment or modification that would have a material adverse effect on the participants' rights under the Plan will be sent to all participants, who shall at all times have the right to withdraw from the Plan. Hudson Valley Holding Corp. or the Plan Administrator may terminate a shareholder's individual participation in the Plan at any time by written notice to the shareholder. In such event, the Plan Administrator will request instructions from the participant for disposition of the shares in the account. If the Plan Administrator does not receive instructions from the participant, it will send the participant a certificate for the number of full shares held for the participant under the Plan and a check for any fractional share.

USE OF PROCEEDS

To the extent shares of common stock used to fund the Dividend Reinvestment Plan are purchased on the open market, there will be no proceeds to us from the purchase of shares. The net proceeds to us from the sale of newly issued shares of common stock issued under the Plan will be used for general corporate purposes, which may include investments at the holding company level, investments in or extensions of credit to our banking subsidiary and possible acquisitions. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds.

LEGAL MATTERS

The legality of the issuance of the shares of common stock offered hereby has been passed upon for Hudson Valley Holding Corp. by Day Pitney LLP.

EXPERTS

The consolidated financial statements of Hudson Valley Holding Corp. for the years ended December 31, 2011 and 2010, and for each year then ended, which are incorporated by reference in this prospectus by reference to our Annual Report for the year ended December 31, 2011, have been incorporated herein in reliance upon the report of Crowe Horwath LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the approximate expenses payable by Hudson Valley in connection with the sale of the securities being registered:

Registration Statement filing fee	$2,100.00
Printing Expenses	$2,000.00
Legal fees and expenses	$10,000.00*
Accounting fees and expenses	$9,500.00*
Miscellaneous	$4,000.00*
Total	$27,600.00

*    Estimated

Item 15.  Indemnification of Directors and Officers

Pursuant to the New York Business Corporation Law, Hudson Valley Holding Corp. has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations.

Our certificate of incorporation and bylaws authorize us to indemnify each of our directors and officers who is made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, because he or she is our director or officer, including any action in which our director or officer served in any capacity at a different entity at our request. This indemnification is available so long as the director or officer acted in good faith for a purpose which he or she reasonably believed to be in our best interests (or in the case in which the director or officer is serving at a different entity, not opposed to our best interests), and in criminal actions or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

We must indemnify a director or officer of Hudson Valley who is made, or threatened to be made, a party to any proceeding by or in the right of Hudson Valley if the director or officer acted in good faith for a purpose which he or she reasonably believed to be in Hudson Valley’s best interests (or, in the case in which the director or officer was acting on behalf of another entity, not opposed to Hudson Valley’s best interests), against amounts paid in settlement and reasonable expenses. Indemnification is not available unless a court determines that, in view of all of the circumstances, the person is fairly and reasonably entitled to such indemnity.

Under our certificate of incorporation, no director may be held personally liable to us or our shareholders for damages for any breach of duty while acting as a director, unless such breach of duty is found by a court or other final adjudication to have been committed in bad faith or involved intentional misconduct or a knowing violation of law, or such director personally gained a financial profit or other advantage to which such director was not legally entitled, or such director’s acts violated Section 719 of the New York Business Corporation Law.

The indemnification rights described above are not exclusive of other rights to which a person seeking indemnification may otherwise be entitled under current or future laws or by agreement with us.

Item 16.  Exhibits

The following exhibits are filed herewith or incorporated by reference. The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.

5	Opinion of Day Pitney LLP regarding the legality of the securities being registered.

23	Consent of Crowe Horwath LLP.

24	Power of Attorney (included on signature page).

25	Form of Plan Enrollment (filed herewith).

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Hudson Valley Holding Corp. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: Each undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Yonkers, State of New York, on the 18th day of December, 2012.

HUDSON VALLEY HOLDING CORP.

By:	/s/ Stephen R. Brown
Stephen R. Brown President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen R. Brown and James J. Landy as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen R. Brown	President and	December 18, 2012
Stephen R. Brown	Chief Executive Officer

/s/ Andrew J. Reinhart	First Senior Vice President,	December 18, 2012
Andrew J. Reinhart	Controller, and Interim Chief Financial Officer

/s/ James J. Landy	Executive Chairman of the Board	December 18, 2012
James J. Landy

/s/ John A. Pratt	Director	December 18, 2012
John A. Pratt

/s/ John P. Cahill	Director	December 18, 2012
John P. Cahill

/s/ Mary-Jane Foster	Director	December 18, 2012
Mary-Jane Foster

/s/ Gregory F. Holcombe	Director	December 18, 2012
Gregory F. Holcombe

/s/ Adam W. Ifshin	Director	December 18, 2012
Adam W. Ifshin

/s/ Michael P. Maloney	Director	December 18, 2012
Michael P. Maloney

/s/ Cecile D. Singer	Director	December 18, 2012
Cecile D. Singer

/s/ Craig S. Thompson	Director	December 18, 2012
Craig S. Thompson

INDEX TO EXHIBITS

5	Opinion of Day Pitney LLP regarding the legality of the securities being registered.

23	Consent of Crowe Horwath LLP.

24	Power of Attorney (included on signature page).

25	Form of Plan Enrollment (filed herewith).